As filed with the Securities and Exchange Commission on July 18, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TAILORED BRANDS, INC.

(Exact name of registrant as specified in its charter)

Texas	47-4908760
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6380 Rogerdale Road
Houston, Texas	77072
(Address of Principal Executive Offices)	(Zip Code)

Tailored Brands, Inc. 2016 Long-Term Incentive Plan

(Full title of the plan)

Jack P. Calandra

6380 Rogerdale Road

Houston, Texas 77072

(Name and address of agent for service)

(281) 776-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock $.01 par value	2,900,000 shares	(1)	$10.14	$29,406,000	$3,409

(1)          Represents shares added to the 2016 Long-Term Incentive Plan (the “2016 Plan”) upon the amendment thereof.  There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the anti-dilution provisions of the 2016 Plan.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales price of a share of Common Stock on the New York Stock Exchange on July 11, 2017.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement registers additional securities of the same class as other securities for which Registration Statement No. 333-212574 on this Form is effective (the “Earlier Registration Statement”) relating to the Tailored Brands, Inc. 2016 Long-Term Incentive Plan (as amended through the date hereof, the “2016 Plan”) filed by Tailored Brands, Inc., a Texas corporation (the “Registrant”).  Pursuant to Instruction E to Form S-8, the contents of the Earlier Registration Statement are incorporated herein by reference.

Item 8.   Exhibits

The Exhibits to this Post-Effective Amendment are listed on the Exhibit Index and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 18, 2017.

TAILORED BRANDS, INC.

By:	/s/ JACK P. CALANDRA
Jack P. Calandra
Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Douglas S. Ewert and Jack P. Calandra, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name		Title	Date

By:	/s/ DOUGLAS S. EWERT	Chief Executive Officer and Director (Chief Executive Officer)	July 18, 2017
Douglas S. Ewert

By:	/s/ JACK P. CALANDRA	Executive Vice President, Chief Financial Officer and Treasurer (Chief Financial Officer)	July 18, 2017
Jack P. Calandra

By:	/s/ BRIAN T. VACLAVIK	Senior Vice President and Chief Accounting Officer (Chief Accounting Officer)	July 18, 2017
Brian T. Vaclavik

By:	/s/ DINESH S. LATHI	Chairman of the Board and Director	July 18, 2017
Dinesh S. Lathi

By:	/s/ DAVID H. EDWAB	Vice Chairman of the Board and Director	July 18, 2017
David H. Edwab

By:	/s/ IRENE CHANG BRITT	Director	July 18, 2017
Irene Chang Britt

By:	/s/ RINALDO S. BRUTOCO	Director	July 18, 2017
Rinaldo S. Brutoco

By:	/s/ THEO KILLION	Director	July 18, 2017
Theo Killion

By:	/s/ GRACE NICHOLS	Director	July 18, 2017
Grace Nichols

By:	/s/ WILLIAM B. SECHREST	Director	July 18, 2017
William B. Sechrest

By:	/s/ SHELDON I. STEIN	Director	July 18, 2017
Sheldon I. Stein

EXHIBIT INDEX

Item 8.     Exhibits

Exhibit Number		Exhibit
4.1	—

Tailored Brands, Inc. 2016 Long-Term Incentive Plan, as amended (incorporated by reference from Appendix A to the Company’s proxy statement on Schedule 14A relating to the 2017 Annual Meeting of Shareholders of the Company filed with the Commission on May 4, 2017 (File No. 1-16097).

5.1	—	Opinion of Laura Ann Smith (filed herewith).
23.1	—	Consent of Deloitte & Touche LLP, independent registered public accounting firm (filed herewith).
23.2	—	Consent of Laura Ann Smith (included in Exhibit 5.1).
24.1	—	Powers of Attorney from certain members of the Board of Directors of the Company (contained on page 3).